GENTOR RESOURCES, INC.

2289 PAHSIMEROI ROAD

PATTERSON, IDAHO 83253

GENTOR RECEIVES ASSAY REPORTS INDICATING HIGH GRADE MOLY, TUNGSTEN AND SILVER MINERALIZATION

AT ITS IDAHO MOLY PROJECT

Results include 675 ft grading 0.144% MoS2, .037% W and .25 oz/ton Ag, including a 10 ft intercept grading 1.448% MoS2, .583% W, 4.22 oz/ton Ag, and .264% Cu

Patterson, Idaho – February 28, 2008 – GENTOR RESOURCES INC. (“Gentor” or the “Company”) (OTCBB – “GNTO”) is pleased to report assay results for the next two drill holes on the IMA Mine molybdenum-tungsten-silver project in Patterson, Idaho.

IMA-23 A was collared at the D level portal, elevation 6856 feet, Azimuth 313o, dip -68 o in 31 feet of overburden and drilled to a total depth of 1640 feet.

The hole penetrated 770 feet of overlying meta-sediments before entering the granite intrusive for the remainder of the hole.  Both the sediments and the intrusive were mineralized over the entire length of the hole.  A zone in the granite starting at the contact at 770 feet and continuing to 1445 feet (675 ft) graded 0.144% MoS2, .037% W (tungsten), and .25 oz/ton Ag.  This includes:

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225 feet (1200 ft – 1425 ft) grading 0.280% MoS2, 0.04%W, 0.42 oz/ton Ag, .081% Cu;

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115 feet (1310 ft – 1425 ft) grading 0.420% MoS2, .061% W, 0.71 oz/ton Ag, .09% Cu.; and

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10 feet (1400 ft – 1410 ft) grading 1.448% MoS2, .583% W, 4.22 oz/ton Ag, .264% Cu.

Hole 23A terminated at 1640 feet.  The last 5 feet of the hole (from 1635 feet to 1640 feet) assayed 0.373% MoS2.

IMA 24 was collared at the Zero level portal, elevation 6496 feet, Azimuth 350o, dip - 71o in 38 feet of overburden and drilled to a total depth of 1645 feet.  The hole penetrated 571 feet of meta-sediments followed by 1074 feet of the granitic intrusive.   The contact zone from 591 feet to 845 feet (254 ft) graded .096% MoS2, .022% W.   Within this zone, a quartz vein from 661 feet to 668.1 feet (7.1 ft) assayed .021% MoS2, .483% W, 1.03 oz/ton Ag, .079% cu and .361% Zn.  A second zone from 1240 feet to 1270 feet (30 ft) assayed 0.127% MoS2.

Results from IMA 21 and the upper portion of IMA 22 were reported on January 9, 2008.  The lower portion of  IMA 22 yielded a second moly zone from 1450.6 feet to 1830.6 feet (380 ft) of .058% MoS2  which included the 150 feet from 1680.6 feet to 1830.6 feet which assayed 0.100% MoS2.

A 7.2 foot quartz vein from 638.4 feet to 645.6 feet assayed .063% MoS2, .344% W, 1.16 oz/ton Ag .059% Cu, .11% Pb and .159% Zn.

Hole 27 has been collared at a new site constructed 1400 feet north-east of hole 23A.  The second drill has completed hole 26 from the D level portal and has commenced hole 28 from the same set-up but on an azimuth easterly of IMA 23-A and at a steeper dip to test below 23A.  Areas easterly of 23A and westerly of IMA 27 are being blasted to provide new drill sites.

Molybdenum mineralization has been identified in all holes drilled to date, with the D level drill results indicating that molybdenum grades are increasing to the east.    A plan of the location and orientation of drill holes is found accompanying this press release on the Company's web site at http://www.gentorresources.com/i/pdf/2008-02-28_NRM.pdf.

All drill core is logged and cut in half with diamond saws.  One half is bagged and shipped to one of two certified labs (ALS Chemex and SGS Labs) in Elko, NV, while the other half is archived and stored on site.  For QC/QA purposes standards are randomly inserted into the sample stream.  Selected samples are sent to the second lab for verification assaying. The construction of a secure core logging/sawing/storage facility on patented ground optioned by the company, completed during February 2008, is an integral part of the QC/QA program.

The Company has recently staked an additional 77 claims to cover possible extensions to mineralized zones.

Qualified Person

L. Joseph Bardswich (P. Eng.), the Company's President and Chief Executive Officer, is the "qualified person" responsible for the preparation of the technical information in this release.

Gentor Resources Inc is a US-based mineral exploration and development company whose projects include the IMA Mine molybdenum-tungsten-silver property in Idaho and the prospective Delmoe Lake gold project in Montana. The Company’s strategy is to create shareholder value by acquiring and developing highly prospective mineral properties in the United States and internationally.

For further information visit our website at www.gentorresources.com or contact L.J. Bardswich, President and CEO, at (406) 287-3046.

Cautionary Notes

The exploration results for the IMA Mine reported in this news release are based on data from sources believed by the Company to be reliable.  This information is referred to only to indicate the results of the exploration on the IMA Mine and is relevant only to the extent it indicates the presence of mineralization.  However, there is no certainty that exploration of the IMA Mine will achieve results which are consistent with the exploration results identified in this news  release.

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling,  exploitation activities and events or developments that the Company expects to occur, are forward looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “understands”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur.  Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.  Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.